Sub-Item 77D: Policies with respect to security investment

The Hartford Municipal Real Return Fund has revised its investment strategy to the strategy set forth below.

PRINCIPAL INVESTMENT STRATEGY:  The Fund pursues its objective by investing primarily in securities that pay interest that is exempt from federal income tax and that the sub-adviser, Hartford Investment Management Company (“Hartford Investment Management”), considers to be attractive from a yield perspective while considering after-tax total return.  In order to maximize the Fund’s after-tax real return, the Fund will invest in inflation-linked securities or inflation-linked derivatives (such as forwards, options, futures contracts or swap agreements, including Consumer Price Index (CPI) swaps).  “Real return” equals total return less the estimated cost of inflation, generally measured by changes in an official inflation measure, such as the Consumer Price Index.  The extent to which the Fund will utilize inflation-linked derivatives depends on Hartford Investment Management’s view of inflation, deflation and general market conditions.  Hartford Investment Management intends that the Fund’s inflation swap portfolio will hedge the sensitivity of the municipal portfolio to changes in inflation and inflation expectations.  Generally, if Hartford Investment Management believes there is a risk of inflation impacting the Fund’s total return, the Fund will buy inflation-linked securities or inflation-linked derivatives to reduce the effect of inflation on the Fund’s after-tax total return.  A significant portion of the Fund's assets could be exposed to the effect of the Fund’s investments in inflation-linked derivatives.  The Fund has a policy to invest at least 80% of its net assets, plus the amount of any borrowings for investment purposes, in municipal securities the income from which is exempt from federal income tax; this policy cannot be changed without a shareholder vote.  The Fund primarily invests in tax-exempt obligations issued by states, territories, and possessions of the United States, and their political subdivisions, agencies and instrumentalities.  At least 80% of the tax-exempt obligations purchased by the Fund will be of “investment grade” quality.  The Fund may invest up to 20% of its assets in securities with income subject to federal income tax, including the Alternative Minimum Tax.

“Investment grade” quality means securities that are rated at the time of purchase within the four highest grades assigned by Moody’s (“Aaa”, “Aa”, “A” or “Baa”), or S&P (“AAA”, “AA”, “A” or “BBB”) or Fitch (“AAA”, “AA”, “A” or “BBB”), or will be unrated securities which are judged by Hartford Investment Management to be of comparable quality to securities rated within these four highest categories.  The Fund may invest up to 3520% of its total assets in non-investment grade debt securities.  Any security rated “Ba” or lower by Moody’s, “BB” or lower by S&P or “BB” or lower by Fitch, or securities which, if unrated, are determined by Hartford Investment Management to be of comparable quality are below-investment-grade. Debt securities rated below-investment-grade are commonly referred to as “high yield - high risk” or “junk bonds”.  The average maturity of the Fund’s holdings may range from 5 to 30 years.

The overall investment approach of Hartford Investment Management emphasizes security selection and maturity management and seeks a portfolio which is diversified by industry and geographic location.  Hartford Investment Management uses what is sometimes referred to as a top-down analysis to determine which sectors may benefit or be harmed from current and future changes in the economy.  Hartford Investment Management then selects individual securities to buy or sell from selected sectors that, from a yield perspective, appear either attractive or unattractive.  Individual securities should possess appropriate credit quality and liquidity characteristics within the context of the overall portfolio.  Securities should possess a combination of coupon rate, original issue discount and call protection which will maximize the Fund’s yield income and after-tax real return.  In addition, Hartford Investment Management invests in securities that it expects to add relative value to the Fund.